EXHIBIT 2.2

TERMINATION OF

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG CLEAR SYSTEM RECYCLING, INC.,

CLEAR SYSTEM MERGER SUB, INC. AND

CI HOLDINGS, INC. f/k/a EXPERIENCE ART + DESIGN, INC.

            This is a Termination (the “Termination Agreement”) of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among Clear System Recycling, Inc., a Nevada corporation, Clear System Merger Sub, Inc., a Nevada corporation, and CI Holdings, Inc. f/k/a Experience Art + Design, Inc., an Oregon corporation, dated January 16, 2013.

            WHEREAS, the parties entered into the Merger Agreement on January 16, 2013.

            WHEREAS, the parties seek to mutually terminate the Merger Agreement as provided herein;

            NOW, THEREFORE, the parties agree as follows:

1.                  Termination. The Merger Agreement is terminated effective May 7, 2013.

2.                  Costs. Each party shall bear its own costs and costs in connection with the Merger Agreement and the termination of the Merger Agreement.

This Termination Agreement is dated the 7th day of May, 2013.

CLEAR SYSTEM RECYCLING, INC.	CI HOLDINGS, INC.

By	/s/ Arthur John Carter	By	/s/ Gordon Root
Arthur John Carter President		Gordon Root President

CLEAR SYSTEM MERGER SUB, INC.

By	/s/ Arthur John Carter
Arthur John Carter Presisdent